Exhibit 10.4

SECOND AMENDMENT AND EXCHANGE AGREEMENT

SECOND AMENDMENT AND EXCHANGE AGREEMENT (the “Agreement”), dated as of August 14, 2008, by and among Nanogen Inc., a Delaware corporation, with headquarters located at 10398 Pacific Center Court, San Diego, California 92121 (the “Company”), and Portside Growth and Opportunity Fund (the “Investor”).

WHEREAS:

A. The Company, the Investor and certain other investors (the “Other Investors”, and collectively with the Investor, the “Investors”) are parties to that certain Securities Purchase Agreement, dated as of August 26, 2007 (the “Existing Securities Purchase Agreement”), pursuant to which, among other things, the Investors purchased from the Company (i) 6.25% senior convertible notes due 2010 (the “Existing Notes”), which are convertible into shares (the “Existing Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to that certain First Supplemental Indenture, dated August 27, 2007 (the “First Supplemental Indenture”) and that certain Second Supplemental Indenture, dated March 27, 2008 (the “Second Supplemental Indenture”), which supplement the Indenture dated August 27, 2007, by and between the Company and Bank of New York Trust Company, N.A., as trustee (the “Trustee”) (such indenture, as modified by any supplement and amendment thereto as of the date hereof, the “Indenture”) and (ii) three series of warrants, which are exercisable into shares of Common Stock (the “Existing Warrants”).

B. On March 13, 2008, the Company entered into Amendment and Exchange Agreements (the “Existing Exchange Agreements”) with the Investor and certain other Investors (the “Exchange Investors”), pursuant to which the Company and each Exchange Investor (x) exchanged a portion of such Exchange Investor’s Existing Notes for the Company’s 9.75% Senior Secured Convertible Notes (the “Existing Exchanged Notes”), which are convertible into shares of Common Stock (the “Existing Exchanged Conversion Shares”) and are secured by a first priority, perfected security interest in certain of the assets of the Company and the stock and assets of each of the Company’s subsidiaries, as evidenced by the security agreement, dated March 13, 2008 (the “Existing Security Agreement” and together with any ancillary documents related thereto, collectively the “Existing Security Documents”), by and between the Company and Portside Growth and Opportunity Fund, as collateral agent (the “Collateral Agent”).

C. The Company and the Investor desire to enter into this Agreement, pursuant to which, among other things, on the Closing Date (as defined below), the Company and the Investor shall exchange the Investor’s Existing Exchanged Notes in an aggregate principal amount as set forth opposite the Investor’s name in column (3) on the Schedule of Investors attached hereto for (x) the Company’s Amended and Restated 9.75% Senior Secured Convertible Notes in an aggregate principal amount as is set forth opposite the Investor’s name in column (4) of the Schedule of Investors attached hereto and in the form attached hereto as Exhibit A-1 (the “Amended Exchanged Notes”), which shall be convertible into shares of Common Stock (the “Amended Exchanged

Conversion Shares”) and (y) the Company’s 9.75% Senior Secured Convertible Notes in an aggregate principal amount as is set forth opposite the Investor’s name in column (5) of the Schedule of Investors attached hereto and in the form attached hereto as Exhibit A-2 (the “Additional Exchanged Notes”, and together with the Amended Exchanged Notes, the “New Exchanged Notes”).

D. The exchange of the Existing Exchanged Notes of the Investor for the New Exchanged Notes is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the 1933 Act.

E. As additional consideration for the transactions contemplated hereby, any New Exchanged Notes issued hereunder will be secured by (x) a first priority, perfected security interest in all of the assets of the Company, (y) a first priority, perfected security interest in all of the stock of all of the Company’s domestic subsidiaries and 65% of the stock of the Company’s non-United States subsidiaries other than Nanogen Advanced Diagnostics, Srl, a company with limited liability (società a responsabilità limitata), incorporated under the laws of Italy, with registered office in Italy, Trezzano sul Naviglio (MI), having registered share capital of €50,000.00 and shared capital subscribed and paid in of €50,000.00, registered in the Companies Registry at n. 05239350969, Italian tax payer code n. 05239350969 (the “NAD Sub”) and (z) a second priority perfected security interest in all of the stock of NAD Sub, as evidenced by the Amended and Restated U.S. Security Agreement attached hereto as Exhibit B-1 (the “US Security Agreement”), which amends and restates the Existing Security Agreement, and as will be evidenced by the Italian Security Agreement in the form attached hereto as Exhibit C-1 (the “Italian Security Agreement”, and together with the US Security Agreement, any ancillary documents related thereto and the Intercreditor Agreement (as defined below), collectively the “Security Documents”).

F. Any accrued and unpaid interest under the Existing Exchanged Notes prior to the issuance of the New Exchanged Notes will be included as additional interest obligations under the Amended Exchange Notes, and the Company will pay such additional interest pursuant to the terms of the Amended Exchanged Notes.

G. In connection with the transactions contemplated hereby, the Investor is also entering into a Consent and Agreement with the Company in the form attached hereto as Exhibit E (the “Indenture Consent”), pursuant to which the Investor shall consent to the Trustee’s execution and delivery to the Company of the Third Supplemental Indenture (the “Third Supplemental Indenture”) to the Indenture in the form attached hereto as Exhibit F.

H. Concurrently with the transactions contemplated hereby, Financière Elitech S.A.S., a société par actions simplifiée incorporated under the laws of France and registered with the Clerk of the Commercial Court of Nanterre under the number 481 676 062 (“Elitech”) and certain of the Buyers (such Buyers, the “Initial Bridge Buyers” and together with Elitech, the “Bridge Buyers”) have each entered into Securities Purchase Agreements with the Company in the form attached hereto as Exhibit G (each, a “Bridge Securities Purchase Agreement”, and collectively, the “Bridge

Securities Purchase Agreements”), pursuant to which (x) on the Closing Date the Company has agreed to sell, and the Initial Bridge Buyers have agreed purchase, subject to the satisfaction of certain conditions set forth therein, $5 million in secured convertible notes (the “Initial Bridge Notes”) and (y) at one or more additional closings to occur on or prior to December 31, 2008, the Company has agreed to sell, and Elitech has agreed to purchase, subject to the satisfaction of certain conditions set forth therein, $3 million in secured convertible notes (the “Additional Bridge Notes”, and together with the Initial Bridge Notes, the “Bridge Notes”).

I. As additional consideration for the transactions contemplated by the Bridge Securities Purchase Agreement, any Bridge Notes issued thereunder will be secured by (x) a second priority, perfected security interest in all of the assets of the Company, (y) a first priority security interest in all of the stock of the Company’s United States subsidiaries and (z) a first priority perfected security interest in all of the stock and assets of NAD Sub, as evidenced by the U.S. Security Agreement attached hereto as Exhibit B-2 (the “US Bridge Security Agreement”) and as will be evidenced by the Italian Bridge Security Agreements in the form attached hereto as Exhibit C-2 (the “Italian Bridge Security Agreements”), (ii) the guarantee of Elitech with respect to $5 million principal amount of the Initial Bridge Notes plus interest in the form attached hereto as Exhibit D-1 (the “Elitech Guarantee”) and (iii) the guarantees of the Subsidiaries of the Company in the form attached hereto as Exhibit D-2 (the “Bridge Guarantees”, and together with the Elitech Guarantee, the US Bridge Security Agreement, the Italian Bridge Security Agreement, any ancillary documents related thereto and the Intercreditor Agreement, collectively the “Bridge Security Documents”).

J. The Company desires that the Collateral Agent, as agent for the Exchange Investors, enter into an Intercreditor Agreement in the form attached hereto as Exhibit G (the “Intercreditor Agreement”) with Portside Growth and Opportunity Fund, as the collateral agent for the Bridge Notes (the “Bridge Collateral Agent”), pursuant to which the Collateral Agent shall agree to subordinate its liens on the capital stock of NAD Sub as will be secured pursuant to the Italian Security Agreements to the Bridge Collateral Agent and the Bridge Collateral Agent shall agree to subordinate its liens on the other assets of the Company and its subsidiaries pursuant to the US Bridge Security Agreement and the Bridge Guarantees to the Collateral Agent.

K. Concurrently herewith certain other investors (the “Other Investors”) is also entering into agreements identical to this Agreement (the “Other Agreements”) and the Bridge Securities Purchase Agreement (the “Other Bridge Agreements”) (in each case, other than proportional changes (the “Proportionate Changes”) in the numbers reflecting (x) with respect to the Other Agreements, the different principal amount of the Investor’s Existing Exchanged Notes) with the Company and surrendering its Existing Exchanged Notes for New Exchanged Notes and identical to New Exchanged Notes of the Investor hereunder (other than the Proportionate Changes) and (y) with respect to the Other Bridge Agreements, the principal amount of the Initial Bridge Note of each such Other Investor being purchased pursuant to the Bridge Securities Purchase Agreement of each such Other Investor).

L. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Existing Securities Purchase Agreement, as amended by the Existing Exchange Agreements, and as further amended hereby.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Company and the Investor hereby agree as follows:

1.	EXCHANGE OF EXISTING EXCHANGED NOTE AND ISSUANCE OF NEW EXCHANGED NOTES.

(a) Exchange. Subject to satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, at the Closing, the Investor shall surrender to the Company its Existing Exchanged Note (or such other documentation reasonably satisfactory to the Company that the Investor held such Existing Exchanged Note as a Physical Security and that the Investor’s Existing Exchanged Note has been lost or destroyed) in an aggregate principal amount as set forth opposite the Investor’s name in column (3) on the Schedule of Investors attached hereto and the Company shall issue and deliver to the Investor (x) an Amended Exchanged Note with that aggregate principal amount set forth opposite the Investor’s name in column (4) of the Schedule of Investors attached hereto and (y) a Additional Exchanged Note with that aggregate principal amount set forth opposite the Investor’s name in column (5) of the Schedule of Investors attached hereto. The Investor acknowledges that the Amended Exchanged Note shall include all Interest, Late Charges, fees and other amounts payable in respect of the portion of the Existing Exchanged Note cancelled upon issuance of the Amended Exchanged Note (the “Exchanged Interest”) and that notwithstanding anything to the contrary in the terms of the Existing Exchanged Notes no such Exchanged Interest shall be payable in respect of the Existing Exchanged Notes (as reduced pursuant to the foregoing exchange) or the Indenture but shall be payable solely upon the terms of the Amended Exchanged Note.

(b) Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York Time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 5 and 6 below (or such earlier or later date as is mutually agreed to by the Company and the Investor). The Closing shall occur on the Closing Date at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

(c) Waiver of Right of First Refusal. Solely with respect to the issuance by the Company of the New Exchanged Notes contemplated hereunder and the issuance of the Bridge Notes pursuant to the Bridge Securities Purchase Agreements, the Investor hereby waives its rights pursuant to Section 4(m) of the Existing Securities Purchase Agreement, and the Company shall not be obligated to make any offer to the Investor pursuant to Section 4(m) thereof.

(d) Intercreditor Agreement. The Investor hereby consents to the terms and conditions of the Intercreditor Agreement and hereby instructs the Collateral Agent to execute and deliver the Intercreditor Agreement to the Bridge Collateral Agent on the Closing Date.

(e) Waiver of Indenture and Existing Warrant Antidilution. Each of the Buyer hereby waives any adjustments to the number of shares issuable upon exercise of the Existing Warrants arising from the issuance of the Bridge Notes and the New Exchanged Notes.

2.	AMENDMENTS TO TRANSACTION DOCUMENTS.

(a) Amendment to Existing Securities Purchase Agreement. Subject to the modifications set forth in Schedules 2(a) and 3(b) hereof, and except for Section 1, 6 and 7 of the Existing Securities Purchase Agreement, the Existing Securities Purchase Agreement is hereby amended as follows:

(i) All references to “Notes” shall include the “New Exchanged Notes (as defined in those certain Amendment and Exchange Agreements, each by any between the Company and a Buyer, dated as of the date hereof (the “Second Amendment Agreements”)”;

(ii) All references to “Conversion Shares” shall include the shares of Common Stock issuable upon conversion of the New Exchanged Notes;

(iii) The defined term “Transaction Documents” is hereby amended to include the Second Amendment Agreements and the Security Documents (as defined in the Second Amendment Agreements);

(iv) All references to “Securities Purchase Agreement” shall mean, and are hereby replaced by “Securities Purchase Agreement, as amended by the Amendment Agreements and the Second Amendment Agreements”;

(v) On the Closing Date, Section 4(q) of the Existing Securities Purchase Agreement is hereby amended and restated as follows:

“(p) Collateral Agent. Each Buyer hereby (a) appoints Portside Growth and Opportunity Fund, as the collateral agent hereunder, under the New Exchanged Notes and under the other Security Documents (in such capacity, the “Collateral Agent”), and (b) authorizes the Collateral Agent (and its officers, directors, employees and agents) to take such action on such Buyer’s behalf in accordance with the terms hereof and thereof. The Collateral Agent shall not have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Buyer. Neither the Collateral Agent nor any of its officers, directors, employees and agents shall have any liability to any Buyer for any action taken or omitted to be taken in connection hereof or any other Transaction Document except to the extent caused by its own gross negligence or willful misconduct, and each Buyer agrees to defend, protect, indemnify and hold harmless the Collateral Agent and all of its officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any losses, damages, liabilities, obligations, penalties, actions, judgments, suits, fees, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitee, whether direct, indirect or consequential, arising from or in connection with the performance by such Indemnitee of the duties and obligations of Collateral Agent pursuant hereto or any of the Transaction Documents. The Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the holders of a majority in principal amount of the New Exchanged Notes then outstanding, and such instructions shall be binding upon all holders of New Exchanged Notes; provided, however, that the Collateral Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any other Transaction Document or applicable law. The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

(q) Successor Collateral Agent.

(i) The Collateral Agent may resign from the performance of all its functions and duties hereunder and under the other Transaction Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Company and each holder of New Exchanged Notes. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment pursuant to clauses (ii) and (iii) below or as otherwise provided below.

(ii) Upon any such notice of resignation, the holders of a majority in principal amount of the New Exchanged Notes then outstanding shall appoint a successor collateral agent.

Upon the acceptance of any appointment as collateral agent hereunder by a successor agent, such successor collateral agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the collateral agent, and the Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents. After the Collateral Agent’s resignation hereunder as the collateral agent, the provisions of this Section 4(q) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and the other Transaction Documents.

(iii) If a successor collateral agent shall not have been so appointed within said thirty (30) Business Day period, the Collateral Agent shall then appoint a successor collateral agent who shall serve as the collateral agent until such time, if any, as the holders of a majority in principal amount of the New Exchanged Notes then outstanding appoint a successor collateral agent as provided above.”

(vi) On the Closing Date, Section 4 of the Existing Securities Purchase Agreement is hereby amended by adding new clause (r) to read as follows:

“(r) Stockholder Approval. The Company shall provide each stockholder entitled to vote at the next annual meeting of stockholders of the Company (the “Stockholder Meeting”), which shall be promptly called and held not later than the earlier of (i) the date of the special meeting of stockholders of the Company as set forth in the proxy statement to be filed in connection with the transactions contemplated under the Share Exchange Agreement, dated as of the date hereof between the Company, Elitech and the stockholders of Elitech (the “Elitech Merger Agreement”) and (ii) March 15, 2009 (the “Stockholder Meeting Deadline”), a proxy statement, substantially in the form which has been previously reviewed by the Buyers and a counsel of their choice, at the expense of the Company, not to exceed $10,000, soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (the “Stockholder Resolutions”) providing for the Company’s issuance of all of the New Exchanged Notes, the Amended Exchanged Conversion Shares (as such terms are defined in those certain Second Amendment Agreements) in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the “Stockholder Approval”), and the Company shall use its best efforts to solicit its stockholders’ approval of such resolutions (which efforts shall include, without limitation, the requirement to hire a nationally recognized proxy solicitor) and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such resolutions. The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline.

(b) Ratifications. Except as otherwise expressly provided herein, (i) the Securities Purchase Agreement and each other Transaction Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date (A) all references in the Existing Securities Purchase Agreement to the “Securities Purchase Agreement”, “hereto”, “hereof”, “this Agreement”, “hereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Existing Securities Purchase Agreement as amended by this Agreement and the Other Agreements, and (B) all references in the other Transaction Documents to the “Securities Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Existing Securities Purchase Agreement as amended by this Agreement and the Other Agreements, (ii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Investor under any Transaction Document, nor constitute an amendment of any provision of any Transaction Document, (iii) the Company hereby (x) confirms and agrees that, except as expressly amended or modified by the Existing Exchange Agreements, this Agreement or the Other Agreements, the Existing Securities Purchase Agreement, the Existing Security Documents and each of the other Transaction Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date all references in any such Transaction Document to “the Note”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Existing Exchanged Notes shall be deemed to refer to the New Exchanged Notes; and (y) confirms and agrees that to the extent that any of the Existing Security Documents or other Transaction Documents purports to assign or pledge to the Collateral Agent, or to grant to the Collateral Agent a security interest in or lien on, any collateral as security for the obligations of the Company from time to time existing in respect of the Existing Exchanged Notes and any other Transaction Document, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects, and shall apply with respect to the obligations under the New Existing Exchanged Notes and (z) ratifies and confirms its obligations under each of the Existing Security Documents to which it is a party.

3.	REPRESENTATIONS AND WARRANTIES

(a) Investor Representations. The Investor hereby represents and warrants to the Company as to the New Exchanged Notes and the Amended Exchanged Conversion Shares as set forth in Section 2 of the Securities Purchase Agreement as if such representations and warranties were made as of the date hereof (except for representations and warranties that speak as of a specific date, which shall remain true and correct as of such specific date) and set forth in their entirety in this Agreement.

(b) Company Representations.

(i) The Company represents and warrants to the Investor as set forth in Section 3 of the Securities Purchase Agreement as if such representations and warranties were made as of the date hereof (except for representations and warranties that speak as of a specific date, which shall remain true and correct as of such specific date, and except as set forth in a Disclosure Schedule attached hereto) and set forth in their entirety in this Agreement. Such representations and warranties to the transactions thereunder and the securities issued thereby are hereby deemed for purposes of this Agreement to be references to the transactions hereunder and the issuance of the securities hereby, references therein to “Closing Date” being deemed references to the Closing Date as defined in Section 1(b) above, and references to “the date hereof” being deemed references to the date of this Agreement.

(ii) The Company further represents and warrants to the Investor as of the date hereof as follows:

(1) Neither the Company nor any Subsidiary is or, after giving effect to the issuance of the New Exchanged Notes and the offer and sale of the Amended Exchanged Conversion Shares contemplated hereunder and the application of the net proceeds from such sale, will be an “investment company” within the meaning of such term under the 1940 Act, and the rules and regulations of the SEC thereunder.

(2) Other than the sale and issuance of the Securities (as defined in the Existing Securities Purchase Agreement), the Company has not sold or issued any securities that would be integrated with the issuance and offering of the Securities (as defined in the Securities Purchase Agreement) contemplated by this Agreement pursuant to the 1933 Act, the Rules and Regulations or the interpretations thereof by the SEC. None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this issuance and offering of the Securities (as defined in the Securities Purchase Agreement) to require approval of stockholders of the Company for purposes of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. Other than the sale and issuance of the Securities (as defined in the Existing Securities Purchase Agreement), none of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would cause the issuance and offering of the Securities (as defined in the Securities Purchase Agreement) to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

(3) The aggregate Indebtedness owed by all Subsidiaries to the Company as of July 31, 2008 is approximately $143,632,000.

(4) The aggregate receivables of the Company or any of its Subsidiaries subject to the factoring arrangement with GE Capital Finance S.p.A. as of July 31, 2008 does not exceed $7,600,000.

(5) The aggregate receivables of NAD Sub as of July 31, 2008 is approximately $13,800,000.

(c) No Event of Default. The Company represents and warrants to the Investor that after giving effect to the terms of this Agreement, the Indenture Consent, the Third Supplemental Indenture and the Other Agreements, no Default or Event of Default (as defined in the Indenture) or Event of Default (as defined in the Existing Exchanged Notes) shall have occurred and be continuing as of the date hereof.

(d) Public Information. At any time during the period commencing on the Closing Date and ending at such time that all of the Securities can be sold without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if a registration statement is not available for the resale of all of the Securities and the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c)(1) (a “Public Information Failure”) then, as partial relief for the damages to any holder of Securities by reason of any such delay in or reduction of its ability to sell the Securities (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each such holder an amount in cash equal to two percent (2.0%) of the aggregate Purchase Price of such holder’s Securities on the day of a Public Information Failure and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144. The payments to which a holder shall be entitled pursuant to this Section 3(d) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

(e) Holding Period. For the purposes of Rule 144(d), the Company acknowledges that the holding period of the New Exchanged Notes (including the corresponding Amended Exchanged Conversion Shares with respect to the Amended Exchanged Notes) may be tacked onto the holding period of the Existing Exchanged Notes (including the corresponding Existing Exchanged Conversion Shares). The Company agrees not to take a position contrary to this Section 3(e). The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue to the Amended Exchanged Conversion Shares that are freely tradable on an Eligible Market without restriction and not containing any restrictive legend without the need for any action by the Investor.

4.	FEES AND EXPENSES

(a) On the Closing Date, the Company shall reimburse the Investor for [ALL INVESTORS OTHER THAN PORTSIDE: its legal and due diligence fees and expenses in connection with the preparation and negotiation of this Agreement in an amount up to $[            ] subject to the provision documents and other evidence reasonably satisfactory to Company of the fees and expenses so incurred.] [PORTSIDE ONLY its legal and due diligence fees and expenses in connection with the preparation and negotiation of this Agreement and the related documents by paying such amount to Schulte Roth & Zabel LLP. In addition, the Company shall reimburse the Investor for all other legal fees and expenses of the Investor, including those incurred after the Closing, such payment to be made upon receipt of a written invoice from Portside Growth and Opportunity Fund or its legal counsel, but in no event later than three (3) Business Days after such receipt.] Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(b) On the Closing Date, the Company shall reimburse the Investor for United States taxes payable by the Investor or any of its affiliates, shareholders or members as a consequence of the exchange of the Existing Exchanged Notes for the New Exchanged Notes (but not including any taxes payable as a consequence of payments under the New Exchanged Notes), based on an estimate (the “Estimate”) made by the Investor of the amount of taxable gains or income subject to taxation, the rate of taxation, relative proportion of domestic and foreign tax payers, and the amount of taxes so payable; provided, however, that (i) in the event the Estimate is lower than the actual United Stated taxes payable by the Investor, the Company shall promptly pay to the Investor after such actual amount has been determined and certified by the Investor within ten (10) Business Days after the Closing Date the difference between the Estimate and the actual United Stated taxes payable by the Investor, but in no event later than three (3) Business Days after such determination or (ii) in the event the Estimate is greater than the actual United Stated taxes payable by the Investor, the Investor shall promptly pay to the Company after such actual amount has been determined and certified by the Investor within ten (10) Business Days after the Closing Date the difference between the Estimate and the actual United Stated taxes payable by the Investor, but in no event later than three (3) Business Days after such determination; provided, further that the maximum amount of taxes reimbursable pursuant to this paragraph (b) shall not exceed an amount, in the aggregate, equal to 0.5% of the principal amount of the New Exchanged Notes and Existing Exchanged Notes held by the Investor immediately following the Closing, which aggregate amount is set forth opposite the Investor’s name in column (6) of the Schedule of Investors attached hereto. The Company shall pay all stamp and other non-income taxes and duties levied in connection with the issuance of the New Exchanged Notes.

5.	CONDITIONS TO COMPANY’S OBLIGATIONS HEREUNDER.

The obligations of the Company to the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:

(a) The Investor shall have executed this Agreement and the Bridge Securities Purchase Agreement of the Investor and delivered the same to the Company.

(b) The Investor shall have delivered to the Company, pursuant to the terms of the Existing Exchanged Notes and this Agreement, such principal amount of its Existing Exchanged Note being exchanged at the Closing or such other documentation reasonably satisfactory to the Company that the Investor held such Existing Exchanged Note as a Physical Security and that the Investor’s Existing Exchanged Note has been lost or destroyed.

(c) The representations and warranties of the Investor in Section 3(a) hereof shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date).

(d) The Investor shall have executed and delivered the Indenture Consent.

6.	CONDITIONS TO THE INVESTOR’S OBLIGATIONS HEREUNDER.

The obligations of the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have duly executed and delivered to the Investor (i) this Agreement, the Other Agreements and the Bridge Securities Purchase Agreements, (ii) each of the Security Documents and Bridge Security Documents, and (iii) the New Exchanged Notes (allocated in such principal amounts as the Investor shall request) being issued to the Investor at the Closing pursuant to this Agreement.

(b) Each of the Other Investors shall have (i) executed the Other Agreements and the Other Bridge Agreements, (ii) satisfied or waived all conditions to the closings contemplated by the Other Agreements and the Other Bridge Agreements and (iii) surrendered such principal amount of their Existing Exchanged Notes being exchanged at the Closing or such other documentation reasonably satisfactory to the Company that such Other Investor held such Existing Exchanged Note as a Physical Security (as defined in the First Supplemental Indenture) and that such Other Investor’s Existing Exchanged Note has been lost or destroyed.

(c) The Investor shall have received the opinion of Morgan, Lewis & Bockius LLP, the Company’s counsel, dated as of the Closing Date, in substantially the form of Exhibit F attached hereto.

(d) The Company shall have delivered to the Holder all Schedules to the Security Agreement.

(e) The Company shall have delivered to the Investor a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit G attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(f) The Company shall have delivered to the Investor a certificate (or a fax or pdf copy of such certificate) evidencing the formation and good standing of the Company and each of its Subsidiaries in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within ten (10) days of the Closing Date.

(g) The Company shall have delivered to the Investor a certificate (or a fax or pdf copy of such certificate) evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State of California, which is the only jurisdiction in which the Company conducts business and is required to so qualify, as of a date within ten (10) days of the Closing Date.

(h) The Company shall have delivered to the Investor a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware (or a fax or pdf copy of such certificate) within ten (10) days of the Closing Date.

(i) The Company shall have delivered to the Investor a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company’s Board of Directors in a form reasonably acceptable to the Investor, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing, in the form attached hereto as Exhibit H.

(j) The representations and warranties of the Company in Section 3(b) shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Investor shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect in the form attached hereto as Exhibit I.

(k) The Company shall have delivered to the Investor a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Closing Date.

(l) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor, except as set forth in the Company’s filings with the SEC, shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(m) In accordance with the terms of the Security Documents, the Company shall have delivered to the Collateral Agent (i) certificates representing the Pledged Shares (as defined in the Security Agreement) to the extent such subsidiary is a corporation or otherwise has certificated capital stock, along with duly executed blank stock powers and (ii) appropriate financing statements on Form UCC-I to be duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Document.

(n) Within two (2) Business Days prior to the Closing, the Company shall have delivered or caused to be delivered to the Investor (i) true copies of UCC search results, listing all effective financing statements which name as debtor the Company or any of its Subsidiaries filed in the prior five years to perfect an interest in any assets thereof, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Investor, shall cover any of the Collateral (as defined in the Security Documents) and the results of searches for any tax lien and judgment lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Investors and except with respect to any Permitted Liens (as defined in the New Exchanged Notes) shall not show any such Liens (as defined in the Security Documents).

(o) The Bridge Collateral Agent and the Collateral Agent shall have executed and delivered to the Investor the Intercreditor Agreement.

(p) The Company shall have delivered to the Investor written notice as to the Conversion Price (as defined in the Indenture) of each of the Existing Notes that will be in effect immediately following the Closing Date (after giving effect to antidilution adjustments set forth in such Existing Notes).

(q) The Trustee and the Company shall have duly executed and delivered to the Investor the Indenture Consent and the Third Supplemental Indenture.

(r) Concurrently with the Closing, (i) the Company and Elitech shall have executed and delivered (x) the Bridge Securities Purchase Agreement with respect to the issuance of the Additional Bridge Note and (y) the Elitech Merger Agreement in form and substance reasonably satisfactory to the Investor and (ii) the Company shall have consummated the transactions contemplated by the Bridge Securities Purchase Agreements to occur at the Initial Closing (as defined in the Bridge Securities Purchase Agreements), including, without limitation, the issuance of the Initial Bridge Notes.

(s) Howard Birndorf shall have entered into a Cash Compensation Suspension Agreement, substantially in the form attached hereto as Exhibit J.

(t) The Company shall have delivered to the Investor such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

7.	MISCELLANEOUS.

(a) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement (the “8-K Filing Time”), the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby and pursuant to the Bridge Securities Purchase Agreements and Elitech Merger Agreement in the form required by the 1934 Act and attaching the material Transaction Documents that have not previously been filed with the SEC by the Company (including, without limitation, this Agreement, the Other Agreements, the Security Documents, the Indenture Consent, the Third Supplemental Indenture, the form of the New Exchanged Notes and all the financial statements of Elitech delivered to the Investors) and the Bridge Notes, the Bridge Securities Purchase Agreement, the Bridge Security Documents and the Elitech Merger Agreement as exhibits to such filing (including all attachments, the “8-K Filing”). As of immediately following the filing of the 8-K Filing with the SEC, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing or in prior filings with the SEC. For so long as the New Exchanged Notes and the Warrants (as defined in the Securities Purchase Agreement) are outstanding, other than notices required to be delivered pursuant to Section 4(m) of the Securities Purchase Agreement, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of the Investor. For so long as the New Exchanged Notes and the Warrants are outstanding, if the Investor has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries provided in breach of the preceding sentence, it shall provide the Company with written notice thereof in which case the Company shall, within five (5) Trading Days (as defined in the New Exchanged Notes) of receipt of such notice, make public disclosure of any such material, nonpublic information provided in breach of the preceding sentence. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. The Investor shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, neither the Company, its Subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law, regulation or any Eligible Market on which the Company’s securities are then listed or quoted (provided that in the case of clause (i) the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Investor, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of the Investor in any filing, announcement, release or otherwise other than in connection with the Registration Statement unless such disclosure is required by law, regulation or any Eligible Market on which the Company’s securities are then listed or quoted.

(b) Blue Sky. If required, the Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Investor at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Investor on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(c) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(e) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(f) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(g) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(h) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(i) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(j) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns in accordance with the terms of the Existing Securities Purchase Agreement.

(k) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Nanogen Inc.

10398 Pacific Center Court

San Diego, California 92121

Telephone: (858) 410-4600

Facsimile: (858) 410-4949

Attention: David Ludvigson

with a copy (for informational purposes only) to:

Morgan, Lewis & Bockius LLP

One Market, Spear Street Tower

San Francisco, CA 94605

Telephone: (415) 442-1091

Facsimile: (415) 442-1001

Attention: Scott D. Karchmer, Esq.

If to the Transfer Agent:

Computershare Investor Services

250 Royall Street

Canton, MA 02021

Telephone: (877) 282-1168

Facsimile: (781) 575-3606

Attention: Jeff Seiders

If to the Investor, to its address and facsimile number set forth on the Schedule of Investors, with copies to the Investor’s representatives as set forth on the Schedule of Investors,

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

Attention: Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(l) Remedies. The Investor and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investor. The

Company therefore agrees that the Investor shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(m) Independent Nature of Investor’s Obligations and Rights. The obligations of the Investor under this Agreement or any other Transaction Document are several and not joint with the obligations of any other Investor, and the Investor shall not be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in this Agreement or any other Transaction Document, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and the other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other Transaction Document and the Company acknowledges that the Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by Agreement and any other Transaction Document. The Company and the Investor confirms that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Document, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

(n) Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any amendment, settlement or waiver (each a “Settlement Document”) relating to the terms, conditions and transactions contemplated hereby, is or will be more favorable to such Person than those of the Investor and this Agreement shall be, without any further action by the Investor or the Company, deemed amended and modified in an economically and legally equivalent manner such that the Investor shall receive the benefit of the more favorable terms contained in such Settlement Document. Notwithstanding the foregoing, the Company agrees, at its expense, to take such other actions (such as entering into amendments to the Transaction Documents) as the Investor may reasonably request to further effectuate the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Second Amendment and Exchange Agreement to be duly executed as of the date first written above.

COMPANY:

NANOGEN, INC.

By:
Name:
Title:

[Signature Page to Second Amendment and Exchange Agreement]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Second Amendment and Exchange Agreement to be duly executed as of the date first written above.

INVESTOR:

By:
Name:
Title:

Schedule 2(a) and 3(b)

Modification to the Company’s Covenants in Section 4 of Securities Purchase Agreement.

•	The term “Notes” in Section 4(b) shall mean the Existing Notes and the Existing Exchanged Notes.

•

The term “Securities” in Section 4(c) shall have the meaning as set forth in the Existing Securities Purchase Agreement as amended by the Amendment and Exchange Agreements dated March 13, 2008 between the Company and each of the Buyers, the Amendment and Consent Agreement dated March 27, 2008 and the Second Amendment and Exchange Agreement dated August 14, 2008 between the Company and each of the Buyers (the “Amendment Agreements”).

•	The term “Securities” in Section 4(d) shall have the meaning as set forth in the Existing Securities Purchase Agreement as amended by the Amendment Agreements.

Modification to Company Representations in Section 3 of Securities Purchase Agreement

•

Insert the phrase “except as set forth in the Disclosure Schedule attached to the Amendment and Exchange Agreements, dated March 13, 2008 between the Company and each of the Buyers and the Disclosure Schedules attached to the Second Amendment and Exchange Agreement dated August 14, 2008, between the Company and each Buyer, provided that any schedules to the Second Amendment and Exchange Agreement shall only modify the representations and warranties as of the date as of such Second Amendment and Exchange Agreement and as of the consummation of the transactions contemplated thereby” immediately after the sentence “The Company represents and warrants to each of the Buyers that, as of the date hereof and as of the Closing Date” in Section 3.

•	The term “Securities” in Section 3(a) shall have the meaning as set forth in the Existing Securities Purchase Agreement as amended by the Amendment Agreements.

•	The term “Securities” in Section 3(b)(ii) shall have the meaning as set forth in the Existing Securities Purchase Agreement as amended by the Amendment Agreements.

•	The term “Irrevocable Transfer Agent Instruction” in Section 3(d) shall refer to the Irrevocable Transfer Agent Instruction attached as Exhibit G in this Agreement.

•	The first sentence of Section 3(f) shall read as follows:

As of the date hereof and as of the Closing Date, the Company has or will have, as the case may be, an authorized, issued and outstanding capitalization as is set forth in Schedule 3(f) to the Amendment Agreement (subject to the issuance of shares of Common Stock upon exercise of stock options and warrants disclosed as outstanding in the Registration Statement and the Prospectus and the grant or issuance of options or shares under existing equity compensation plans or stock purchase plans described in the Registration Statement or the Prospectus), and such authorized capital stock conforms to the description thereof set forth in the Registration Statement and the Prospectus.

•	The term “Securities” in Section 3(g)(i) shall have the meaning as set forth in the Existing Securities Purchase Agreement as amended by the Amendment Agreements.

•	The term “Securities” in Section 3(g)(ii) shall have the meaning as set forth in the Existing Securities Purchase Agreement as amended by the Amendment Agreements.

•	The term “Securities” in Section 3(h) shall have the meaning as set forth in the Existing Securities Purchase Agreement as amended by the Amendment Agreements.

•	The term “Securities” in Section 3(x) shall have the meaning as set forth in the Existing Securities Purchase Agreement as amended by the Amendment Agreements.

•	The term “Securities” in Section 3(hh) shall have the meaning as set forth in the Existing Securities Purchase Agreement as amended by the Amendment Agreements.

Schedule of Exceptions to the Securities Purchase Agreement as Referenced in the Second

Amendment and Exchange Agreement

3(a)

Nanogen Recognomics GmbH joint venture with Aventis, which has been inactive since 2004, is owned 60% by Nanogen and 40% by Aventis.

3(b)

Nanogen’s 6.25% senior convertible notes and 9.75% senior secured convertible notes and related indenture and warrants (the “Note Transaction Documents”) currently provide the note and warrant holders require such holders’ consent to the interim financing contemplated by the Agreement. Concurrent with the signing of the Agreement, the parties will enter into a restructuring transaction in which the Note Transaction Documents will be amended to permit the interim financing.

3(d)

There are stock options, warrants and convertible debt that may become outstanding shares of Nanogen. The terms of such options, warrants and convertible debt are disclosed in SEC Reports.

In addition, as a result of the restructuring of the Company’s 6.25% Senior Convertible Notes in March 2008, the anti-dilution provisions of certain warrants issued in the August 2007 debt financing (the “Warrants”) were triggered, which increased the number of shares of common stock issuable upon exercise of such Warrants by approximately 11.7 million shares. Such increase was not reflected in the Company’s financial statement for the first quarter Form 10Q and will be reflected in the Company’s next Form 10Q filings. See Form 8-K filed by the Company on August 5, 2008 regarding the restatement of financial statements and the amended Form 10Q for fiscal quarter 2008 filed on August 8, 2008.

All equity awards granted by Nanogen prior to December 12, 2006 provide for accelerated vesting of all of the shares subject to the award upon a change in control of Nanogen. Certain equity awards granted by Nanogen on or after December 12, 2006 provide for accelerated vesting of all or part of the shares subject to the award upon a change in control of Nanogen, or upon the holder’s termination of employment under designated circumstances following a change in control. In addition, Nanogen has entered into employment agreements with certain employees that provide for accelerated vesting of all or part of the employee’s outstanding equity awards upon a change in control of Nanogen, or upon the holder’s termination of employment under designated circumstances following a change in control.

All equity awards granted under our 1997 Stock Incentive Plan (the “Plan”) prior to December 12, 2006, and certain equity awards granted after such date, contain a special Section 280G tax gross-up provision.

Nanogen has an Employee Stock Purchase Plan that allows employees twice a year to purchase up to 1,666 shares of our common stock at a discount to the market price.

See the August 2007 convertible debt agreements, including related March 2008 restructuring agreement of such debt, which were disclosed in the SEC Reports.

[Signature Page to Second Amendment and Exchange Agreement]

3(f)

As a result of the restructuring of the Company’s 6.25% Senior Convertible Notes in March 2008, the anti-dilution provision of certain warrants issued in the August 2007 debt financing (the “Warrants”) was triggered, which increased the number of shares of common stock issuable upon exercise of such Warrants by approximately 11.7 million shares. Such increase was not reflected in the Company’s financial statement for the first quarter Form 10Q and will be reflected in the Company’s next Form 10Q filings. See Form 8-K filed by the Company on August 5, 2008 regarding the restatement of financial statements and the amended Form 10Q for fiscal quarter 2008 filed on August 8, 2008.

As disclosed in the Form 10-K filed by the Company on March 31, 2008, in response to SEC’s review of certain accounting treatment of Jurilab Ltd., a variable interest entity originally consolidated in the quarter ending September 30, 2005, the Company has restated its consolidated financial statements to its Form 10-K for the fiscal year ended December 31, 2006 and its Form 10-Q for the three and nine-month periods ended September 30, 2007. The SEC continues to comment on the question as to whether a separate financial statement of Jurilab should be filed pursuant to Regulation S-X of the Securities Act of 1933, as amended. While the Company does not believe that such separate financial statement is required and has responded to the SEC with its position, the Company has not received final confirmation that such SEC comment has been resolved.

3(j)

We have received a letter claiming damages from Montwell, a Turkish distributor of our micro array product that has been discontinued. The claim is unresolved.

3(k)

In connection with the debt restructuring completed in March 2008, we granted a first priority lien on substantially all of our assets to holders of the 9.75% Senior Secured Convertible Notes to secure our obligations under such notes. In addition, there are some specific asset liens supporting fixed asset financing provided by GE in North America and specific liens on accounts receivable in Italy supporting a working capital facility.

3(m)

We entered into an employment agreement with Nicholas Venuto, our CFO, subsequent to the Balance Sheet Date. A copy of this agreement has been made available and filed in the SEC Report.

We created a general lien on the majority of our assets as part of the March 2008 debt restructuring. Copies of the related documents have been made available and filed in the SEC Report.

We entered into a Share Exchange Agreement dated August 14, 2008 with Financière Elitech S.A.S., a société par actions simplifiée incorporated under the laws of France and registered with the Clerk of the Commercial Court of Nanterre under the number 481 676 062 (“Elitech”), and the shareholders of Elitech, as listed on Schedule 1 attached thereto.

All equity awards granted by Nanogen prior to December 12, 2006 provide for accelerated vesting of all of the shares subject to the award upon a change in control of Nanogen. Certain equity awards granted by Nanogen on or after December 12, 2006 provide for accelerated vesting of all or part of the shares subject to the award upon a change in control of Nanogen, or upon the holder’s termination of employment under designated circumstances following a change in control. In addition, Nanogen has entered into employment agreements with certain employees that provide for accelerated vesting of all or part of the employee’s outstanding equity awards and for the payment of certain severance benefits upon a change in control of Nanogen, or upon the holder’s termination of employment under designated circumstances following a change in control.

The accelerated vesting of the outstanding equity awards, and the payment of severance benefits may result in the payment of an excess parachute payment within the meaning of Section 280G of the Code. All equity awards granted under the Plan prior to December 12, 2006, and certain equity awards granted after such date, contain a special Section 280G tax gross-up provision.

3(o)

Our material agreements are filed as exhibits to various SEC Reports. A list of current material agreements can be found in the exhibit list included in our 2007 Annual Report on Form 10K filed with the SEC on March 31, 2008.

Nanogen and Epoch are late in making rent payments for June, July and August of 2008 and related common area maintenance payments for facility leases in San Diego and Bothell. Nanogen has received a notice of default from its landlord for the San Diego facility.

Nanogen is currently in negotiations with its noteholders with respect to restructuring its outstanding convertible notes and, in connection therewith, has not pay the quarterly interest due on June 30, 2008 and principal payments due for the month of July 2008 with respect to such convertible notes.

Nanogen, Inc. and Epoch BioSciences, Inc. entered into to a License and Supply Agreement with Mirina Corporation, a Delaware corporation focused on developing a therapeutic use of the MGB technology of Epoch., in August 2008. Pursuant to the License and Supply Agreement, Mirina Corporation issued to Nanogen 1,300,000 shares of its common stock. In connection with the License and Supply Agreement and the issuance of shares of common stock to it, Nanogen also entered into the following agreements with Mirina Corporation and, in some cases, certain investors in Mirina Corporation: Subscription Agreement, Stock Restriction Agreement, , Stockholders Agreement and Investors’ Rights Agreement.

Concurrently with the execution of this Agreement, Nanogen and Howard Birndorf are entering into a Salary Suspension Agreement. pursuant to which Nanogen agrees to indemnify Mr. Birndorf for any taxes and penalties incurred as a result of the suspension of his salary.

3(q)

See annex 3(q) attached hereto.

Nanogen is aware that Biosite Inc. has been developing certain product in the cardiac diagnostics market that may be related to Nanogen’s Stanton patent for cardiac testing, 3-in-1 patents relating to 3 or more markers per cardiac test and certain stroke patents. On or about July 1, 2008, Nanogen sent an letter to Biosite, Inc., making an offer to grant a license of such patents to Biosite Inc., and we have not yet received a response.

We are party to a joint venture agreement with Aventis. The agreement relates to Nanogen Recognomics, GmbH, which has been inactive since 2004 but contains some joint intellectual property. We own 60% and Aventis owns 40% of this entity.

3(z)

We are party to the following Related Party Transactions:

Entity	Relationship	Transaction
Heiner Dreismann	BOD member	Consulting agreement up to $60,000 per year

ThermoFisher	5%+ stockholder	Distribution and License Agreement, February 2008 & Distribution Agreement, August 2006.

Hx Diagnostics	We hold minority interest in stock	Assay Development and License Agreement dated July 23, 2008; Equity Purchase Agreement dated July 23, 2008; Development and License Agreement, June 2006; and related interim funding letter agreement dated May 23, 2008.

Hx Diagnostics	We hold minority interest in stock	Development and License Agreement, June 2006, and related interim funding letter agreement dated May 23, 2008.

Vectrant	Our BOD member is CEO	Facility sublease (one office and portion of lab in San Diego)

Oy Jurilab Ltd	We hold minority interest in stock	Type 2 Diabetes Collaboration Agreement, May 2006

3(bb)

As previously announced on November 27, 2007, the Company received a letter from the NASDAQ Stock Market advising that the Company did not meet the minimum $1.00 per share bid price requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). The letter stated that the Company has until May 27, 2008 to regain compliance. If the Company does not regain compliance by May 27, 2008, the Company may transfer the listing of its common stock to the NASDAQ Capital Market if the common stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. Upon such transfer, Company will be afforded an additional 180 calendar days from May 27, 2008 to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market. On May 27, 2008, the listing of the Company’s common stock was transferred from the NASDAQ Global Market to the NASDAQ

Capital Market, and the Company is afforded an additional compliance period of 180 calendar days, or until the end of November 2008, to comply with the minimum bid price requirement of the NASDAQ Capital Market.

3(ff)

See disclosure under Section 3(bb) regarding NASDAQ minimum bid price requirement. In addition, certain filings are required under the U.S. Security Agreements to perfect the security interests granted thereunder.

3(oo)

As a result of the restructuring of the Company’s 6.25% Senior Convertible Notes in March 2008, the anti-dilution provisions of certain warrants issued in the August 2007 debt financing (the “Warrants”) were triggered, which increased the number of shares of common stock issuable upon exercise of such Warrants by approximately 11.7 million shares. Such increase was not reflected in the Company’s financial statement for the first quarter Form 10Q and will be reflected in the Company’s next Form 10Q filings. See Form 8-K filed by the Company on August 5, 2008 regarding the restatement of financial statements and the amended Form 10Q for fiscal quarter 2008 filed on August 8, 2008.

As disclosed in the Form 10-K filed by the Company on March 31, 2008, in response to SEC’s review of certain accounting treatment of Jurilab Ltd., a variable interest entity originally consolidated in the quarter ending September 30, 2005, the Company has restated its consolidated financial statements to its Form 10-K for the fiscal year ended December 31, 2006 and Form 10-Q for the three and nine-month periods ended September 30, 2007.

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